Exhibit 99.1

1900 E. 9th Street Cleveland, Ohio 44114

NEWS RELEASE
PFGI Capital Corporation Confirms Cash Payment on Preferred Stock

& Announces Financial Results for Third Quarter 2008
Cleveland, October 15, 2008 - PFGI Capital Corporation, a subsidiary of National City Bank, announced that a cash payment will be paid on November 17, 2008 on its Series A Preferred (NYSE: PFGIP.PK) and Series B Preferred. The distributions, accruing from August 18, 2008 through November 17, 2008, are payable to holders of record on November 1, 2008, at a rate of $0.484375 per share of Series A Preferred stock and $1.25 per share of Series B Preferred stock.
PFGI Capital Corporation also announced financial results for the third quarter of 2008. Net income was $4.6 million for the third quarter of 2008, compared to $5.2 million for the third quarter a year ago. Total interest income was $4.9 million in the third quarter of 2008, compared to $5.3 million in the third quarter of 2007. The provision (benefit) for loan participation losses was $119 thousand in the third quarter of 2008 compared to $(138) thousand in the third quarter a year ago. Noninterest expense, including loan servicing and management fees, was $204 thousand and $194 thousand for the third quarters of 2008 and 2007, respectively.
Net income was $13.2 million for the first nine months of 2008, compared to $15.0 million in the comparable period in 2007. Total interest income was $14.8 million for the first nine months of 2008, compared to $15.5 million in the first nine months of 2007. The provision/(benefit) for loan participation losses was $1 million for the first nine months of 2008 compared to $(63) thousand in the first nine months of 2007. Noninterest expense was $591 thousand and $577 thousand for the first nine months of 2008 and 2007, respectively.
At September 30, 2008, loan participations totaled $298 million, there were no non-performing assets or impaired loans, and the reserve for loan participation losses was $1.4 million. At September 30, 2008, total assets and total shareholders’ equity were both $304 million.
About PFGI Capital Corporation

PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. Its principal objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to shareholders. PFGI Capital Corporation is a consolidated subsidiary of National City Bank, a wholly owned banking subsidiary of National City Corporation.
About National City Corporation

National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.
For further information, please contact
Jill Hennessey, Investor Relations
National City Corporation
1-216-222-9253